Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-23671 on Form S-8 of Continental Materials Corporation of our report dated June 18, 2015, appearing in this Annual Report on Form 11-K of Continental Materials Corporation Employees Profit Sharing Retirement Plan for the year ended December 31, 2015.

/s/ Sikich LLP

Sikich LLP

Naperville, Illinois

June 27, 2016